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                                                                     EXHIBIT 2.4



                               PURCHASE AGREEMENT

         This Purchase Agreement dated as of September 10, 1999 is among Claremont Restaurant Group, LLC, a North Carolina limited liability company ("Claremont"), Fresh Foods Sales, LLC, another North Carolina limited liability company ("Sales"), Fresh Foods, Inc., a North Carolina corporation and the sole member-manager of both Claremont and Sales ("Seller"), and CRG Holdings Corp., a North Carolina corporation ("Buyer").

         WHEREAS, the parties consider it advisable and in their mutual best interest that Seller sell Claremont and Sales to Buyer, and that Buyer buy Claremont and Sales from Seller, on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, the parties do hereby agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         As used in this Agreement, the terms identified in this Article shall have the meanings indicated.

         1.1 ACCOUNTANTS: PricewaterhouseCoopers, LLP.

         1.2 ACTUAL NET WORKING CAPITAL AMOUNT: has the meaning ascribed to such term in Section 2.2(a) of this Agreement.

         1.3 AFFILIATE: a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, within the meaning of Rule 144(a)(1) under the Securities Act.

         1.4 AGREEMENT: this Purchase Agreement, including the Schedules and Exhibits hereto and Seller's Disclosure Document.

         1.5 BENEFIT PLANS: has the meaning ascribed to such term in Section 3.11(c) of this Agreement.

         1.6 BUSINESS: has the meaning ascribed to such term in Section 5.11(a)(1) of this Agreement.

         1.7 BUYER: has the meaning ascribed to such term in the recitals to this Agreement.

         1.8 BUYER'S COUNSEL: Kennedy Covington Lobdell & Hickman, L.L.P., Bank of America Corporate Center, 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202-4006.

         1.9 CLAREMONT: has the meaning ascribed to such term in the recitals to this Agreement.



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         1.10 CLAREMONT SUBSIDIARY: any of Sagebrush of South Carolina, LLC,
Sagebrush of North Carolina, LLC, Fresh Foods Restaurant Group, LLC, Spicewood, Inc. and Sagebrush of Tennessee, LP (collectively, the "Claremont
Subsidiaries").

         1.11 CLOSING: the consummation of the purchase of all issued and outstanding Interests in Claremont and Sales by Buyer from Seller, and the sale of all issued and outstanding Interests in Claremont and Sales by Seller to Buyer, as contemplated by this Agreement.

         1.12 CLOSING DATE: October 1, 1999, or such other date for the Closing upon which the parties may agree upon satisfaction of all of the conditions to Closing contained herein.

         1.13 CLOSING DATE BALANCE SHEET: has the meaning ascribed to such term in Section 2.2(a) of this Agreement.

         1.14 CLOSING PRICE: has the meaning ascribed to such term in Section 2.1(b) of this Agreement.

         1.15 ENVIRONMENTAL LAW: any statute, law, code, regulation, order, notice, rule or ordinance, or any requirement, restriction, limitation, condition or obligation contained therein, including any and all plans, orders, decrees, judgments and notices issued, entered, promulgated or approved thereunder, purporting to regulate the use, misuse, pollution or preservation of land, air or water resources, including (without limitation) those purporting to regulate building or planning, industrial buildings, plants or equipment or health or safety, as such are related to environmental matters.

         1.16 ERISA: the Employee Retirement Income Security Act of 1974, as amended and in effect at the date of this Agreement.

         1.17 ESTIMATED NET WORKING CAPITAL AMOUNT: has the meaning ascribed to such term in Section 2.1(c) of this Agreement.

         1.18 ESTIMATED PURCHASE PRICE: has the meaning ascribed to such term in
Section 2.1(c) of this Agreement.

         1.19 EXCHANGE ACT: the Securities Exchange Act of 1934, as amended to the date as of which any reference thereto is relevant under this Agreement.

         1.20 FIDUCIARY DETERMINATION: a good faith determination by Seller's board of directors or a duly constituted committee thereof, after consultation with legal counsel, that termination of this Agreement and acceptance of a proposal made by a Person other than Buyer to acquire (including pursuant to a merger or share exchange) some or all of the Sell-Side Companies, or assets thereof, is necessary in execution of such directors' duties under the NCBCA.

         1.21 GAAP: generally accepted accounting principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance therewith; and references herein to financial statements prepared "in accordance




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with GAAP" shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

         1.22 HSR ACT: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended to the date as of which any reference thereto is relevant under this Agreement.

         1.23 INTEREST: a membership interest in Claremont or Sales, as the context requires, as defined in such limited liability company's operating agreement as amended to the date hereof.

         1.24 LAST OFFER: has the meaning ascribed to such term in Section 2.2(c) of this Agreement.

         1.25 LIEN: any lien, mortgage, security interest, pledge, charge, claim, equity, reservation, adverse claim or other encumbrance of any kind.

         1.26 MATERIAL ADVERSE CHANGE: with respect to a Person, a material adverse change in the business, condition (financial or otherwise), operations or prospects of such Person.

         1.27 MATERIAL ADVERSE EFFECT: with respect to a Person, a material adverse effect on the business, condition (financial or otherwise), operations or prospects of such Person.

         1.28 NASDAQ: the National Association of Securities Dealers, Inc. Automated Quotation system.

         1.29 NCBCA: the North Carolina Business Corporation Act, as amended to the date as of which any reference thereto is relevant under this Agreement.

         1.30 NET WORKING CAPITAL AMOUNT: has the meaning ascribed to such term in Section 2.1(b) of this Agreement.

         1.31 NON-PREVAILING PARTY: has the meaning ascribed to such term in
Section 2.2(c) of this Agreement.

         1.32 PERSON: an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, an unincorporated organization, a government or a political subdivision thereof.

         1.33 PREVAILING PARTY: has the meaning ascribed to such term in Section 2.2(c) of this Agreement.

         1.34 PURCHASE PRICE: has the meaning ascribed to such term in Section 2.1(b) of this Agreement.

         1.35 RESTAURANT SEGMENT: Claremont and its Subsidiaries, Sales and Sunshine WSMP, Inc., a Subsidiary of the Seller.




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         1.36 RESTAURANT SEGMENT'S AUDITED FINANCIAL STATEMENTS: the combined balance sheet of the Restaurant Segment as of March 7, 1999 and the related combined statements of earnings and cash flows for the year then ended, audited and reported on as of August 30, 1999 by Deloitte & Touche LLP.

         1.37 RESTRICTED PERIOD: has the meaning ascribed to such term in
Section 5.11(a) of this Agreement.

         1.38 RETAINED ASSETS: the assets to be transferred by Sales, Claremont and the Claremont Subsidiaries to other Persons prior to the sale of the Interests to Buyer hereunder, consisting of a Bennett's restaurant and rights related exclusively thereto and certain vacant and undeveloped real property (all as specifically identified in Seller's Disclosure Document).

         1.39 RETAINED LIABILITIES: any and all liabilities and obligations associated with the Retained Assets, including those liabilities and obligations identified in Seller's Disclosure Document.

         1.40 SALES: has the meaning ascribed to such term in the recitals to this Agreement.

         1.41 SEC: the Securities and Exchange Commission.

         1.42 SEC REPORT: a document filed with the SEC pursuant to the Exchange Act.

         1.43 SECURITIES ACT: the Securities Act of 1933, as amended to the date as of which any reference thereto is relevant under this Agreement.

         1.44 SELLER: has the meaning ascribed to such term in the recitals to this Agreement.

         1.45 SELLER'S AUDITED FINANCIAL STATEMENTS: the audited consolidated balance sheets, income statements, statements of shareholders' equity and statements of cash flows of Seller filed by Seller as part of its Annual Report on Form 10-K for its fiscal year ended March 6, 1999.

         1.46 SELLER'S BALANCE SHEET: the most recent balance sheet included in Seller's Audited Financial Statements.

         1.47 SELLER'S COUNSEL: McGuire, Woods, Battle & Boothe LLP, Bank of America Corporate Center, l00 North Tryon Street, 29th Floor, Charlotte, North Carolina 28202-4000.

         1.48 SELLER'S DISCLOSURE DOCUMENT: the document delivered by Seller to Buyer at or prior to the date of this Agreement, the receipt of which is hereby acknowledged, containing certain disclosures regarding the Sell-Side Companies and Claremont Subsidiaries pursuant to this Agreement.

         1.49 SELLER'S FACILITIES AND EQUIPMENT: all restaurants, stores, fixtures, improvements, equipment, automobiles and other tangible property owned or leased by Sales, Claremont or a




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Claremont Subsidiary or otherwise used by one of them in connection with the operation of its business or leased or subleased to other Persons, excluding, however, the Retained Assets.

         1.50 SELL-SIDE COMPANIES: Seller, Claremont and Sales.

         1.51 SUBSEQUENT AGREEMENT: has the meaning ascribed to such term in
Section 8.2(b) of this Agreement.

         1.52 SUBSIDIARY: with respect to any Person, a second Person of which fifty percent or more of the effective voting power, or the effective power to elect a majority of the Board of Directors or similar governing body, or fifty percent or more of the equity interest, is owned by the first Person, directly or indirectly.

         1.53 TAKEOVER LAWS: any and all "moratorium," "control share," "fair price," "business combination" and other anti-takeover laws of the State of North Carolina, including, without limitation, Articles 9 and 9A of the NCBCA.

         1.54 TAX AGREEMENT: that certain Tax Agreement of even date herewith among the parties hereto.

         1.55 TRANSACTION DOCUMENTS: this Agreement and the Tax Agreement.

                                   ARTICLE II
                                   THE CLOSING

         2.1. CLOSING PURCHASE PRICE. (a) The Closing will occur at the office of Seller's Counsel, commencing at 10:00 A.M., Eastern time, on the Closing Date. At the Closing, Seller will sell the Interests to Buyer and Buyer will buy the Interests from Seller, in each case subject to satisfaction or waiver of the applicable Closing conditions specified in Article VII of this Agreement. Upon the Closing, (i) Buyer will deliver to Seller the Estimated Purchase Price (determined and delivered in accordance with paragraphs (b), (c) and (d) below) against a written receipt (in form reasonably acceptable to Buyer) evidencing Seller's transfer of the Interests to Buyer and (ii) Buyer will acquire good, valid and exclusive title to the Interests free and clear of all Liens.

         (b) At the Closing, Buyer will pay to Seller $50,000,000 (the "Closing Price"), subject to adjustment as provided in Sections 2.1(c) and 2.2 with respect to the Net Working Capital Amount (as finally determined and adjusted, the "Purchase Price"). "Net Working Capital Amount" means an amount (determined in accordance with GAAP and on a basis consistent with, and using the same accounting principles, policies, practices and procedures used in preparing, the Restaurant Segment's Audited Financial Statements) equal to (x) the sum of cash and cash equivalents, accounts receivable (less allowance for doubtful accounts), current portion of notes and other receivables (other than Retained Assets), inventories, prepaid expenses and other current assets less (y) the sum of trade accounts payable, accrued payroll and all related accrued payroll taxes and benefits, accrued insurance (both premiums and estimated losses and incurred but not reported claims pushed-down from Seller's balance sheet), gift





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certificates outstanding and all other current liabilities (including, but not limited to, rent payable and amounts payable to the health plan covering employees of Claremont and Sales). In calculating the Net Working Capital Amount, there shall be excluded all assets, liabilities and accruals related to Taxes (as defined in the Tax Agreement), Retained Assets and Retained Liabilities.

         (c) Not less than two business days prior to the Closing Date, Seller will deliver to Buyer an unaudited combined balance sheet that will (i) set forth Seller's estimate of the Net Working Capital Amount of Sales and Claremont as of the close of business on the Closing Date (the "Estimated Net Working Capital Amount"), determined in accordance with the second sentence of Section 2.2(a) as if it were the Actual Net Working Capital Amount, but based upon Seller's review of the most current financial information then available to Seller and its inquiries of personnel responsible for the preparation of financial information relating to Sales and Claremont, and (ii) otherwise be satisfactory to Buyer in its reasonable good faith discretion. The Closing Price will be reduced or increased dollar-for-dollar, as the case may be (as so adjusted, the "Estimated Purchase Price"), by the amount by which the Estimated Net Working Capital Amount is less or more, as the case may be, than negative $4,650,000.

         (d) On the Closing Date, Buyer will pay by wire transfer of immediately available funds to such account as Seller has theretofore designated an amount equal to the Estimated Purchase Price.

         2.2. PURCHASE PRICE ADJUSTMENT. (a) To determine the Purchase Price, the Estimated Purchase Price will be reduced or increased dollar-for-dollar, as the case may be, to the extent that the Actual Net Working Capital Amount is less or greater, as the case may be, than the Estimated Net Working Capital Amount. "Actual Net Working Capital Amount" means the Net Working Capital Amount as set forth on a combined balance sheet of Claremont and Sales, prepared in accordance with this Section 2.2 as of the close of business on the Closing Date (the "Closing Date Balance Sheet") determined in accordance with GAAP and on a basis consistent with, and using the same accounting principles, policies, practices and procedures used in preparing, the Restaurant Segment's Audited Financial Statements.

         (b) Within 45 calendar days after the Closing Date, Buyer will prepare and deliver, or cause to be prepared and delivered, to Seller an unaudited Closing Date Balance Sheet setting forth the Actual Net Working Capital Amount.

         (c) If, within ten calendar days after the date of Buyer's delivery of its computation of the Actual Net Working Capital Amount, Seller determines in good faith that such computation is inaccurate, Seller will give written notice to Buyer within such ten-calendar day period (i) setting forth Seller's computation of the Actual Net Working Capital Amount as of the Closing Date and
(ii) specifying in reasonable detail Seller's basis for its disagreement with Buyer's computation. The failure by Seller so to express its disagreement or provide such specification within such ten-calendar day period will constitute Seller's acceptance of Buyer's computation of the Actual Net Working Capital Amount. If Seller and Buyer are unable to resolve any disagreement between them within ten calendar days after the giving of notice of such disagreement, then the items in dispute will be referred for determination to the Charlotte




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office of the Accountants as promptly as practicable. The Accountants will make a determination as to each of the items in dispute, which determination will be
(A) in writing, (B) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants,
(C) made in accordance with this Agreement and (D) conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the Accountants will be entitled to have access to the workpapers, trial balances and similar materials prepared by Deloitte & Touche LLP in connection with such firm's examination of the Restaurant Segment's Audited Financial Statements, and the fees and expenses of the Accountants will be shared equally by Buyer and Seller (except as provided below). Buyer and Seller will use reasonable efforts to cause the Accountants to render their decision as soon as practicable, including by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. If the determination of the Accountants represents an outcome more favorable to either Buyer or Seller than the midpoint of such parties' last written settlement offers related to all items in dispute, in the aggregate, submitted to the Accountants upon the referral of the matter to the Accountants (each, a "Last Offer"), then the party obtaining such favorable result will be deemed the "Prevailing Party" and the other party will be deemed the "Non-Prevailing Party." For purposes hereof, all of the fees and expenses of the Accountants, and the reasonable out-of-pocket expenses of the Prevailing Party, will be borne by the Non-Prevailing Party. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement offer (other than the Last Offer) made by any party.

         (d) To the extent that the Actual Net Working Capital Amount determined as provided in this Section 2.2 is greater or less than the Estimated Net Working Capital Amount, Buyer or Seller, as applicable, will, within ten calendar days after the final determination of the Actual Net Working Capital Amount pursuant to this Section 2.2, make payment by wire transfer of immediately available funds of the amount of such difference, together with interest thereon from the Closing Date to the date of payment (at a rate equal to Bank of America's prime rate, as publicly announced and in effect from time to time during such period, plus 2.0%, calculated on the basis of the actual number of days elapsed over 365), to such account as has been designated by Buyer or Seller, as applicable.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF THE SELL-SIDE COMPANIES

         The Sell-Side Companies jointly and severally represent and warrant to Buyer as follows:

         3.1 ORGANIZATION AND QUALIFICATION. Each of the Sell-Side Companies is duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the requisite power and authority to carry on its business as it is now being conducted. Each of the Sell-Side Companies is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification to do business in that jurisdiction is required by law, except for jurisdictions in which the failure to be so qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any of them. Seller has delivered to Buyer true and complete copies of



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the articles of organization and operating agreements of Claremont and Sales and all amendments, supplements and modifications thereto and the charter and bylaws of Seller.

         3.2 CAPITALIZATION OF CLAREMONT AND SALES. Claremont and Sales have authorized capital consisting solely of the Interests, all of which are owned (of record and beneficially) by Seller, free and clear of any Liens. All of the outstanding Interests have been duly authorized and validly issued. No membership interests in either Claremont or Sales are reserved for issuance, nor are there issued or outstanding any options, warrants, convertible securities or other rights, agreements or commitments to issue or acquire any such membership interests. On the Closing Date, Buyer will acquire good, valid and exclusive title to the Interests, free and clear of all Liens.

         3.3 SUBSIDIARIES AND INVESTMENTS. Sales has no Subsidiaries. Claremont has disclosed in Section 3.3 of Seller's Disclosure Document the identity, jurisdiction of organization, foreign qualifications and outstanding equity capitalization of each of its Subsidiaries. Except for Claremont's equity interests in its Subsidiaries, neither Claremont nor Sales owns (of record or beneficially) any capital stock, membership interest or other equity interest in any Person. Claremont or a Claremont Subsidiary owns (of record and beneficially) the entire equity interest in each Claremont Subsidiary, free and clear of all Liens. No equity interest in any such Subsidiary is or may become required to be issued by reason of any option, warrant or other right relating to the equity of such Subsidiary. There is no contract, arrangement or understanding by which any Claremont Subsidiary is bound to issue any of its equity or any option, warrant or other right relating thereto or by which Claremont is or may be bound to transfer any part of the equity interest in any Claremont Subsidiary. There is no contract, arrangement or understanding relating to the right of Claremont to vote, transfer or otherwise dispose of any of the equity interest in any Claremont Subsidiary. The equity interest in each Claremont Subsidiary that has been issued has been duly authorized and validly issued, was not issued in violation of any preemptive rights and is fully paid and nonassessable under the law of the jurisdiction in which such Subsidiary was organized and is owned by Claremont, free and clear of all Liens. Each Claremont Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification to do business in that jurisdiction is required by law, except for jurisdictions in which the failure to be so qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Claremont, Sales and the Claremont Subsidiaries (considered as one enterprise). Seller has delivered to Buyer true and complete copies of the articles of organization, operating agreements, certificates of limited partnership, partnership agreements, articles of incorporation, bylaws and other organizational documents, if any, for or relating to all of the Claremont Subsidiaries.

         3.4 AUTHORITY RELATIVE TO TRANSACTION DOCUMENTS. The Transaction Documents have been duly and validly executed and delivered by each of the Sell-Side Companies. Each Transaction Document constitutes a legal, valid and binding agreement of each of the Sell-Side Companies enforceable against each of them in accordance with its terms. Each of the Sell-Side Companies has all requisite power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereby. Seller (the sole member-manager of each of Claremont and Sales) has, subject to the terms and conditions set forth herein: (a) determined that the Transaction Documents and the transactions contemplated thereby are fair to, and in the best



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interests of, the Sell-Side Companies and Seller's shareholders; and (b)
approved the Transaction Documents and the transactions contemplated thereby. No other action is required on the part of any Sell-Side Company, and no action is required on the part of Seller's shareholders, to authorize any of the Sell-Side Companies to execute and deliver the Transaction Documents and consummate the transactions contemplated thereby.

         3.5 ABSENCE OF BREACH; NO CONSENTS. The execution and delivery of this Agreement by the Sell-Side Companies do not, and the performance by them of their obligations hereunder will not, (a) result in a breach of any provision of the articles of organization or operating agreement of Claremont or Sales, the articles of incorporation or bylaws of Seller or the articles of organization or operating agreement or the articles of incorporation or bylaws of any Claremont Subsidiary; (b) violate any law, rule or regulation of any state or the United States (except for compliance with alcoholic beverage retail sales licensing laws applicable to Claremont), or of any foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any court or other authority having jurisdiction over any of the Sell-Side Companies or any Claremont Subsidiary or any of their material properties, or cause the suspension or revocation of any authorization, consent, approval or license presently in effect that affects or binds any of the Sell-Side Companies or any Claremont Subsidiary or any of their material properties, except, with respect to all matters described in this subsection (b), to the extent that such violation would not reasonably be expected to have a Material Adverse Effect on Claremont and Sales (considered as one enterprise); (c) result in a breach of or default under any material indenture or loan or credit agreement or other material agreement or instrument to which Seller or any of its Subsidiaries is a party or by which it or they or any of its or their material properties are affected or bound; (d) require the authorization, consent, approval, permit or license of any Person, any notice to be given to, filing to be made with or other action to be taken with or by any Person (other than filings and actions to be made and taken under the HSR Act), of such a nature that the failure to obtain or make the same would be reasonably expected to have a Material Adverse Effect on Claremont and Sales (considered as one enterprise); or (e) constitute grounds for the loss or suspension of any material permit, license or other authorization used by Sales, Claremont or a Claremont Subsidiary (other than alcoholic beverage retail sales licenses used by Claremont).

         3.6 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby, or any related transaction, based upon any agreement, written or oral, made by or on behalf of any of the Sell-Side Companies or any of their Affiliates, except that Bowles Hollowell Conner, a division of First Union Capital Markets Corp., is entitled to certain payments under its agreement with Seller dated as of April 7, 1999. Seller is solely responsible for all payments under such agreement.

         3.7 DELIVERED DOCUMENTS. Seller has delivered to Buyer each of the following:

         (a) Annual Report of Seller to its shareholders for its fiscal year ended March 6, 1999;

         (b) Annual Report of Seller on Form 10-K as filed with the SEC for Seller's fiscal year ended March 6, 1999;



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         (c) proxy statement of Seller relating to its meeting of shareholders held on July 22, 1999; and

         (d) all other SEC Reports of Seller, to the extent that such reports have been filed with the SEC after the filing of the SEC Report referred to in clause (b) above.

Each such document did not, at the time it was filed with the SEC, and all such documents taken together do not, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or are made, respectively, not misleading. All of the financial statements contained in the foregoing documents were prepared from the books and records of Seller and its Subsidiaries. Seller's Audited Financial Statements were prepared in accordance with GAAP and fairly and accurately reflect the financial condition and results of operations of Seller and its consolidated Subsidiaries as at the dates and for the periods indicated.

         3.8 STATE TAKEOVER LAWS. The transactions contemplated by this Agreement are exempt from any applicable Takeover Laws.

         3.9 FINANCIAL STATEMENTS; BOOKS AND RECORDS.

         (a) The Restaurant Segment's Audited Financial Statements were prepared from the books and records of the Restaurant Segment. The Restaurant Segment's Audited Financial Statements are accurate and correct in all material respects and fairly present the combined financial position of the Restaurant Segment as of March 7, 1999 and the results of its combined earnings and its combined cash flows for the year then ended in conformity with GAAP.

         (b) The books and records of Claremont, Sales and the Claremont Subsidiaries made available to Buyer and its agents are accurate, current and complete in all material respects.

         3.10 FRANCHISES.

         (a) Seller's Disclosure Document contains a list of the Restaurant Segment franchises currently in operation, including the name of the franchisor, the name of the franchisee, the address of such franchisee's franchised location or locations and the date the franchise agreement with such franchisee terminates.

         (b) There are no material disputes or claims by any Restaurant Segment franchisee with, or against, Seller, Sales, Claremont or any Claremont Subsidiary, except as disclosed in Seller's Disclosure Document. The franchise agreements with the Restaurant Segment franchisees do not require the consent of such franchisees with respect to the transactions contemplated by this Agreement.

         (c) The revenues reasonably expected by Seller from the Restaurant Group franchisees are as specified in Seller's Disclosure Document, except for such differences as, in the aggregate, are not material.



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         3.11 ABSENCE OF MATERIAL DIFFERENCES FROM SELLER'S DISCLOSURE DOCUMENT.
Except as disclosed in Seller's Disclosure Document:

         (a) NO MATERIAL ADVERSE CHANGE OR OTHER EVENT. Since the date of Seller's Balance Sheet, there has not been:

         (1) a Material Adverse Change in Claremont, Sales and the Claremont Subsidiaries (considered as one enterprise);

         (2) any purchase or disposition of any material items of real or personal property (other than Retained Assets) by Claremont, Sales or any Claremont Subsidiary;

         (3) any change in the accounting methods or practices of Claremont, Sales or any Claremont Subsidiary;

         (4) any material liability incurred by Claremont, Sales or any Claremont Subsidiary;

         (5) any bonus paid to any officer of Claremont, Sales or any Claremont Subsidiary, any increase in the compensation paid or to be paid, directly or indirectly, to any officer of Claremont, Sales or any Claremont Subsidiary or any severance payments or arrangements made to, for or with any officer of Claremont, Sales or any Claremont Subsidiary; or

         (6) any agreement entered into between, on the one hand, Claremont, Sales or any Claremont Subsidiary and, on the other hand, Seller, any of its Subsidiaries or any of the directors, officers, employees or greater-than-5% shareholders of Seller, any of its Subsidiaries or any of their respective Affiliates.

         (b) EMPLOYEES. Claremont, Sales and the Claremont Subsidiaries are not bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any Person for any specific period of time or until any specific age.

         (c) EMPLOYEE BENEFIT PLANS.

         (1) Seller's Disclosure Document contains a complete list of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus and other incentive plans, all other written employee programs, arrangements and agreements, all medical, vision, dental and other health plans, all life insurance plans and all other employee benefit plans and fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by or contributed to by Seller or an Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors and other beneficiaries of Claremont and Sales and under which employees, retirees, dependents, spouses, directors, independent contractors and other beneficiaries of Claremont and Sales are eligible to participate (collectively, "Benefit Plans").

         (2) Seller has delivered or made available to Buyer true and complete copies of all Benefit Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof.

         (3) To the knowledge of Seller, each Benefit Plan has been administered in all material respects in accordance with the terms thereof and is in material compliance with, to the extent applicable, ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such plan is so qualified, and Seller is not aware of any circumstances reasonably likely to result in the revocation or denial of any such determination. There is no pending or, to Seller's knowledge, threatened litigation or governmental audit, examination or investigation relating to any Benefit Plan other than benefit claims made in the ordinary course.

         (4) All contributions, premiums and payments required to be made under the terms of any Benefit Plan have been made or accrued.

         (5) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee of Claremont or Sales from Claremont or Sales, (ii) increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration in the time of payment or vesting of any such benefit.

         (d) ADEQUACY OF ASSETS AND FACILITIES. The properties and assets of Claremont, Sales and the Claremont Subsidiaries include (i) all tangible and intangible real and personal property and other assets necessary for the continuation of their business as currently conducted after the Closing, (ii) all properties and assets reflected in the detailed fixed asset listing underlying the Restaurant Segment's Audited Financial Statements (except for properties and assets, not material in the aggregate, disposed of in the ordinary course of business) and (iii) all properties and assets (other than the Retained Assets) that generated the revenues reflected in the Restaurant Segment's Audited Financial Statements. Seller's Facilities and Equipment are structurally sound. Seller's Facilities and Equipment are in good operating condition and repair and are adequate for the uses to which they are being put, in each case with such exceptions as are not in the aggregate reasonably likely to have a Material Adverse Effect on Claremont and Sales (considered as one enterprise). None of Seller's Facilities and Equipment is in need of maintenance or repairs, except for routine maintenance and other repairs not reasonably likely to have a Material Adverse Effect on Claremont and Sales (considered as one enterprise). Neither Claremont nor Sales is in breach, violation or default of any lease with respect to or as a result of which the other party thereto (whether lessor, lessee, sublessor or sublessee) has the right to terminate the same, except for terminations not reasonably likely in the aggregate to have a Material Adverse Effect on Claremont and Sales (considered as one enterprise). Neither Claremont nor Sales has received notice of any claim or assertion that it is in any such breach, violation or default, except for breaches, violations and defaults not reasonably likely in the aggregate to have a Material Adverse Effect on Claremont and Sales (considered as one enterprise). Claremont, Sales and the Claremont Subsidiaries hold all of the material governmental licenses, permits and other governmental franchises required for the conduct of their business and are not in default under any such license, permit or franchise, except for such defaults as in the aggregate are not reasonably likely to have a Material Adverse Effect on Claremont and Sales (considered as one enterprise). Since January 1, 1997, neither Seller nor any of its Affiliates has received any warning or notice alleging (i) any violation of any material governmental license, permit or franchise relating to the business conducted by Claremont, Sales and the Claremont Subsidiaries or (ii) that Claremont, Sales or any of the Claremont Subsidiaries (or any of their predecessors) do not have any material governmental license, permit or franchise required for their conduct of the business.

         (e) LITIGATION. There is no action, suit, claim, proceeding or investigation pending or threatened against Sales, Claremont or a Claremont Subsidiary. No action, suit, claim, proceeding or investigation by Sales, Claremont or any Claremont Subsidiary is pending or threatened against any Person.

         (f) COMPLIANCE WITH LAWS. Claremont and Sales are in compliance with all laws applicable to their business, including all applicable Environmental Laws, except for instances of noncompliance that in the aggregate have not resulted in, and are not reasonably likely to result in, a Material Adverse Effect on Claremont and Sales (considered as one enterprise). To Seller's knowledge and except in such circumstances as in the aggregate are not reasonably likely to have a Material Adverse Effect on Claremont and Sales (considered as one enterprise), no substances, materials or wastes have been used, spilled, discharged, released or allowed to escape or migrate on or to any real property (including the soil and subsurface thereof) owned or leased by Claremont, Sales or any Claremont Subsidiary in a manner to violate any Environmental Law, to give rise to any liability under any Environmental Law or to affect the value of any such real property. To Seller's knowledge, all operations of the business of Claremont, Sales and the Claremont Subsidiaries (and their respective predecessors) comply, and have complied, in all material respects with all Environmental Laws. No investigation or proceeding is pending or, to Seller's knowledge, threatened with respect to (i) the presence or alleged presence of any substance, material or waste or (ii) any violation or alleged violation of, or any liability or alleged liability under, any Environmental Laws, in either case relating to (a) any real property currently or formerly owned or leased by Claremont, Sales or any Claremont Subsidiary or
(b) any of their operations thereon.

         (g) DISCLOSURE OF RELATED PARTY TRANSACTIONS. Seller is party to no transactions with its officers, directors or shareholders required by the Exchange Act to be disclosed to the public at the date hereof.

         (h) INTELLECTUAL PROPERTY. Sales, Claremont and Claremont's Subsidiaries own or have the right to use (without violating or conflicting with, in any material respect, the rights of others) all of the federal, state and foreign registrations of trademarks and of other marks, trade names and other trade rights, all pending applications for such registrations, all patents and copyrights and all pending applications therefor, all other trademarks and other marks, trade names and other trade rights in which Sales, Claremont and Claremont's Subsidiaries have any interest whatsoever and all other trade secrets, designs, plans, specifications, technical information and other proprietary rights, whether or not registered, that are necessary or useful for the conduct of the business of Sales,

Claremont and the Claremont Subsidiaries consistent with past practice, with such exceptions as in the aggregate would have no Material Adverse Effect on Claremont and Sales (considered as one enterprise).

         (i) TITLE TO REAL AND PERSONAL PROPERTY; LEASEHOLD INTERESTS. Sales, Claremont and Claremont's Subsidiaries have good and marketable title, or valid, effective and continuing leasehold rights in the case of leased property, to all real property and all personal property owned or leased by them, including all properties and assets reflected in the detailed fixed asset listing underlying the Restaurant Segment's Audited Financial Statements (other than properties and assets disposed of in the ordinary course of business), or used by them in the conduct of their business, free and clear of all Liens, except Liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which, singly and in the aggregate, are not substantial in amount and do not detract materially from the value of the property subject thereto or impair materially the use thereof. Seller's Disclosure Document contains the following information regarding all real property owned or leased by Seller, Claremont and the Claremont Subsidiaries, which information is true and accurate in all respects:
(i) a listing of the respective owners of record title to each of 20 owned restaurant sites; (ii) a listing of the respective current holders of leasehold interests relative to each of 46 leased restaurant sites; and (iii) a listing of the current "landlord" or "lessor" relative to each of the 46 leased restaurant sites. Each lease covering a leased restaurant site is in full force and effect, and neither the relevant tenant nor, to the best knowledge of the Sell-Side Companies, any other party thereto is in default with respect to any material provision of any such lease. Seller has delivered true and correct copies of all such leases, together with any and all consents, assignments, subleases, amendments, modifications and other documents pertaining thereto, to Buyer. There are no pending, threatened or contemplated condemnation, eminent domain or similar proceedings involving all or any portion of the owned restaurant sites or, to the best knowledge of the Sell-Side Companies, the leased restaurant sites. No property damage to any owned or leased restaurant site resulting from a casualty event has occurred during the twelve-month period immediately preceding the date hereof (or, if any such damage has occurred during such period, the property so damaged has been fully restored).

         (j) MATERIAL CONTRACTS. Sales, Claremont and Claremont's Subsidiaries
(1) have no contracts, agreements or commitments that are material to their business, (2) are not in default in any material respect under any material contract, agreement or commitment to which any of them is a party or by which any of them is bound or by which any property owned or leased by any of them is involved and (3) have performed in all material respects all of their respective obligations required to be performed to date under all of their material contracts, agreements and commitments.

         (k) INSURANCE. All of the material assets and operations of Claremont, Sales and the Claremont Subsidiaries of an insurable nature and customarily insured by companies of similar size and in similar businesses are insured by Seller in such amounts and against such losses, casualties or risks as is customary for such companies and such assets and operations.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Sell-Side Companies as follows:

         4.1 ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the requisite power and authority to carry on its business as it is now being conducted. Buyer has delivered to Seller a true and complete copy of the articles of incorporation and bylaws of Buyer.

         4.2 OWNERSHIP. Buyer has authorized capital consisting solely of 1,000,000 shares of common stock and 100,000 shares of preferred stock, all of the outstanding shares of which are owned (of record and beneficially) by Carousel Capital Partners, L.P., free and clear of any Liens. All such outstanding shares have been duly authorized and validly issued.

         4.3 AUTHORITY RELATIVE TO TRANSACTION DOCUMENTS. The Transaction Documents have been duly and validly executed and delivered by Buyer. Each Transaction Document constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms. Buyer has all requisite power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereby. The board of directors and shareholders of Buyer have, subject to the terms and conditions set forth herein, approved the Transaction Documents and the transactions contemplated thereby. No other action is required on the part of Buyer or the shareholders of Buyer to authorize Buyer to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby.

         4.4 ABSENCE OF BREACH; NO CONSENTS. The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of its obligations hereunder will not, (a) result in a breach of any provision of the articles of incorporation or bylaws of Buyer; (b) violate any law, rule or regulation of any state or the United States (except for compliance with alcoholic beverage retail sales licensing laws applicable by reason of Buyer's purchase of Claremont), or of any foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any court or other authority having jurisdiction over Buyer or any of its material properties, or cause the suspension or revocation of any authorization, consent, approval or license presently in effect that affects or binds Buyer or any of its material properties, except, with respect to all matters described in this subsection (b), to the extent that such violation would not reasonably be expected to have a Material Adverse Effect on Buyer; (c) result in a material breach of or default under any material indenture or loan or credit agreement or other material agreement or instrument to which Buyer is a party or by which it or any of its material properties are affected or bound; or (d) require the authorization, consent, approval, permit or license of any Person, any notice to be given to, filing to be made with or other action to be taken with or by any Person (other than filings and actions required to be made and taken under the HSR Act), of such a nature that the failure to obtain or make the same would be reasonably expected to have a Material Adverse Effect on Buyer.

         4.5 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's, or other fee or commission for which Seller would have any liability in connection with this

Agreement or the transactions contemplated hereby, or any related transaction, based upon any agreement, written or oral, made by or on behalf of Buyer or any of Buyer's Affiliates.

         4.6 FINANCING. Buyer has delivered to Seller a commitment letter of even date herewith, issued by one or more lenders, to lend to the Buyer, subject to all of the terms of and satisfaction or waiver of the conditions stated therein, an amount not less than the Purchase Price (less Buyer's anticipated equity capitalization), to be applied by Buyer in payment thereof at the Closing.

                                    ARTICLE V
                      COVENANTS OF THE SELL-SIDE COMPANIES

         5.1 BEST EFFORTS; GOOD FAITH. Subject to the terms and conditions herein provided and to applicable fiduciary duties, each of Seller, Claremont and Sales agrees to use its best efforts to take or cause to be taken all such actions necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article VII and to consummate the transactions contemplated by this Agreement (whether before or after the Closing), including the prompt execution and delivery of such other certificates, agreements, consents, governmental licenses and permits and other documents and the taking of such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement (including any necessary to ensure the accuracy of Section 3.11(d)) and including the filing or recording, as soon as possible following the Closing, of certificates, financing statements, agreements and other documents with the appropriate governmental authorities and other Persons necessary to effect the transactions contemplated by this Agreement. Seller shall use reasonable efforts to assist Buyer in the preparation of the applications for all licenses and permits necessary for the post-Closing operation of Sales, Claremont and the Claremont Subsidiaries, and in the securing of such licenses and permits. Seller agrees to use its best efforts to obtain fair-market-value renewal options to lease through December 31, 2014 any and all real properties leased by Sales, Claremont or any of the Claremont Subsidiaries for use as restaurants at the date hereof. Seller agrees to notify Buyer immediately of any event or circumstance that occurs that reasonably could be expected to result in a Material Adverse Effect on Claremont and Sales (considered as one enterprise) or that might result in Seller's failure to effect the Closing or a delay in respect thereof. Seller also agrees to notify Buyer immediately of the receipt by Seller or by any of Seller's representatives of an offer or proposal made by any Person other than Buyer relating to any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction of or with Claremont, Sales or any Claremont Subsidiary, or any sale, lease, exchange, transfer or other disposition of all or any significant portion of the assets of Claremont, Sales or any Claremont Subsidiary or any of the membership interests of Claremont, Sales or any Claremont Subsidiary, in a single transaction or series of related transactions, except for offers and proposals relating only to Retained Assets.

         5.2 CONTINUING INVESTIGATION; CONFIDENTIALITY.

         (a) Each of the Sell-Side Companies covenants and agrees with Buyer that Buyer may, prior to the Closing Date and through its own employees and agents, make a reasonable investigation of the business and assets of Sales, Claremont and the Claremont Subsidiaries, it being understood and agreed (i) that such investigation shall have no effect on any representations or warranties hereunder and (ii) that Buyer's satisfaction with the results of such investigation is not a condition precedent to Buyer's obligation to effect the Closing (all such conditions being stated in Article
VII). In furtherance of this covenant and agreement, each of the Sell-Side Companies covenants and agrees to permit Buyer and its agents to have reasonable access, upon notice and during regular business hours, to the premises and books and records of Sales, Claremont and the Claremont Subsidiaries. Seller will furnish to Buyer and its agents such financial and operating data and other information with respect to the business and assets of Sales, Claremont and the Claremont Subsidiaries as Buyer may reasonably request. In the event of termination of this Agreement, Buyer will deliver to Seller all documents, work papers and other material so obtained before or after the execution hereof and will not itself use, directly or indirectly, any information so obtained or otherwise obtained hereunder, or in connection herewith, from Seller or any of Seller's Affiliates or agents. In such event, Buyer also will use its best efforts to have all such information kept confidential and not used in any way detrimental to Seller or any of Seller's Affiliates, except for information that, otherwise than pursuant to a breach by any Person of a duty of confidentiality, (a) is or becomes available to the public, (b) was known by Buyer before its disclosure by Seller or its representatives or (c) becomes available to Buyer from a Person other than Seller or its representatives.

         (b) Each of the Sell-Side Companies agrees to use its best efforts to arrange and permit Buyer to interview and have discussions with those Persons identified by Buyer who are franchisees of the Restaurant Segment as soon as practicable after the date hereof. Buyer and the Sell-Side Companies shall cooperate in good faith in the identification of appropriate Persons with whom Buyer might conduct such interviews and discussions and to arrange the time, place and manner thereof.

         5.3 EXPENSES. Whether or not the Closing occurs, all costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller except as otherwise provided in
Section 8.2.

         5.4 PUBLICITY. Prior to the first to occur of the termination of this Agreement and the second business day following the Closing Date, any news releases by Seller pertaining to this Agreement or the Closing shall be submitted to Buyer for review and approval prior to release and shall be released only in a form approved by Buyer; PROVIDED, HOWEVER, that (1) such approval shall not be unreasonably delayed or withheld, and (2) notwithstanding Seller's best efforts to give Buyer the opportunity to review and approve any news release, such review and approval shall not be required of a release by Seller if in Seller's reasonable judgment (exercised in consultation with Seller's Counsel) it would prevent the dissemination of information in such time as may be necessary or appropriate to comply with applicable law or NASDAQ rules (in which case, however, the text of the announcement, if written, or a written summary thereof, if oral, shall be provided prior to such release to Buyer).

         5.5 DISCLOSURE AMENDMENTS. Seller shall notify Buyer of any changes, additions or events that should, consistently with this Agreement, result in the filing by Seller of any SEC Reports or in any amendment to any of Seller's SEC Reports or to Seller's Disclosure Document promptly after the occurrence of the same and again at the Closing by delivery of appropriate amendments thereto. No notification made pursuant to this Section shall be deemed to cure any misrepresentation or any breach of warranty made in or in connection with this Agreement unless Buyer specifically agrees thereto in writing.

         5.6 STATE TAKEOVER LAWS. None of the Sell-Side Companies or Claremont Subsidiaries shall take any steps to make the transactions contemplated by this Agreement subject to any Takeover Law.

         5.7 CONDUCT OF BUSINESS PENDING THE CLOSING. The Sell-Side Companies covenant and agree with Buyer that, prior to the Closing, unless Buyer shall otherwise consent in writing, except as otherwise contemplated by this Agreement or by Section 5.7 of Seller's Disclosure Document:

         (a) Sales, Claremont and Claremont's Subsidiaries will conduct business in the ordinary and usual course, will use reasonable efforts to keep intact their business organizations and goodwill, will use reasonable efforts to keep available the services of their respective officers and employees, will pay accounts payable in the ordinary course of business consistent with their terms, otherwise will use its best efforts to maintain a level of working capital consistent with past practice and will use reasonable efforts to maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers and others having business or financial relationships with them;

         (b) Seller will continue properly and promptly (1) to file or cause to be filed when due (meaning, to the extent that extensions of time are permitted and utilized, by the expiration of the extension period) all periodic reports and other documents required to be filed by it with the SEC and all federal, state, local, foreign and other tax returns, reports and declarations required to be filed by any of the Sell-Side Companies and (2) to pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by any of the Sell-Side Companies with respect to Claremont and Sales;

         (c) none of Sales, Claremont or Claremont's Subsidiaries will (1) amend or restate its articles of organization or operating agreement, its certificate of limited partnership or partnership agreement or its articles of incorporation or bylaws or (2) split, combine or reclassify any of its equity interests or other securities or make or agree or commit to make any exchange for or redemption of any of its equity interests or other securities payable in cash, stock or property;

         (d) none of Sales, Claremont or Claremont's Subsidiaries will issue or agree to issue any equity interests in itself, or options, warrants or other rights of any kind to acquire any such equity interests, whether by purchase or conversion or exchange of other equity interests or other securities;

         (e) none of Sales, Claremont or Claremont's Subsidiaries will create, incur, assume or guarantee any indebtedness for borrowed money, except for incurrences of indebtedness to Seller in the ordinary course of business and consistent with past practice;

         (f) none of Sales, Claremont or Claremont's Subsidiaries will (1) adopt, enter into or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, employee or consultant or (2) agree to any increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, salaried employee or consultant or, except in the ordinary course of business and consistent with past practice, any hourly employee;

         (g) none of Sales, Claremont or Claremont's Subsidiaries will sell, lease, mortgage, encumber or otherwise dispose of or grant any interest in any of its assets or properties, except for (1) sales, leases, encumbrances and other dispositions or grants in the ordinary course of business and consistent with past practice, (2) sales, leases, encumbrances, dispositions or grants involving Retained Assets and (3) Liens for taxes not yet due or Liens not material in amount or effect that do not impair the use of the property;

         (h) none of Sales, Claremont or Claremont's Subsidiaries will (1) acquire (by merger, consolidation or acquisition of equity interests or assets) any corporation, partnership or other organization or division thereof engaged in any business (including, in particular, restaurant operations) or any equity interest therein; (2) enter into any contract or agreement that would be material to it or extend, renew, amend or renegotiate any contract with any supplier to Sales, Claremont or any Claremont Subsidiary; or (3) authorize or make any repairs or capital expenditure (or series of related repairs or capital expenditures) in excess of $25,000 in the aggregate or outside the ordinary course of business or inconsistent with past practice; and

         (i) none of Sales, Claremont or Claremont's Subsidiaries will enter into any agreement, commitment or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subsections (c) through (h) of this Section.

         5.8 FINANCIAL CONDITION OF BUSINESS AT THE CLOSING. The Sell-Side Companies covenant and agree with Buyer that, immediately prior to the Closing, unless Buyer shall otherwise consent in writing:

         (a) the current liabilities of Claremont and Sales at the Closing will have been incurred in the ordinary course of their restaurant business; and

         (b) none of Sales, Claremont or Claremont's Subsidiaries will have any indebtedness for borrowed money (including any guarantee of any indebtedness for borrowed money).

         5.9 NO SOLICITATION. Each of Seller, Claremont and Sales shall not, and each of them shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors, representatives and Affiliates not to, consider, solicit, discuss or encourage inquiries or proposals from any Person with respect to, or engage in any negotiations concerning or provide any confidential information regarding, the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, Claremont, Sales or any of the Claremont Subsidiaries.

         5.10 RETAINED LIABILITIES. From and after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer, Sales, Claremont and the Claremont Subsidiaries from and against any loss, damage, liability, cost or expense incurred in connection with any claim, action, suit, proceeding or investigation arising from the any of the Retained Liabilities.

         5.11 NON-COMPETITION.

         (a) Seller agrees that, for a period of three years from the Closing Date (the "Restricted Period"), it shall not:

         (1) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as a stockholder in any corporation, member of any limited liability company or equity holder of any other Person, in the ownership or operation of a restaurant (the "Business") in any city in which the Restaurant Segment currently operates a restaurant or of any steakhouse restaurant in any state in which the Restaurant Segment currently operates a restaurant; PROVIDED, HOWEVER, that nothing herein shall prohibit: (A) Seller from holding or acquiring, solely for investment purposes, any interest in a business engaged in the Business if (i) Seller has no participation in the management of such business and (ii) such interest constitutes less than a five percent ownership interest in such business; or (B) Seller from engaging in the Business so long as such engagement is limited to the continued operation of the Retained Assets in a manner and on a scale consistent with past practices;

         (2) use or disclose any confidential information related to the Business; or

         (3) solicit the performance of services by any employee of Sales, Claremont or any Claremont Subsidiary or otherwise induce any such employee to leave his or her employment with Sales, Claremont or any Claremont Subsidiary.

         (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that, if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, then such provision shall not be construed to be null, void and of no effect, but, to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as would be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section upon appropriate judicial determination thereof.

                                   ARTICLE VI
                               COVENANTS OF BUYER

         6.1 BEST EFFORTS; GOOD FAITH. Subject to the terms and conditions herein provided, Buyer agrees to use its best efforts to take or cause to be taken all such actions necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article VII and to consummate the transactions contemplated by this Agreement (whether before or after the Closing), including the prompt execution and delivery of such other certificates, agreements, consents, governmental licenses and permits and other documents and the taking of such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and including the filing or recording, as soon as possible following the Closing, of certificates, financing statements, agreements and other documents with the appropriate governmental authorities and other Persons necessary to effect the transactions contemplated by this Agreement. Buyer agrees to notify Seller immediately of any event or circumstance that occurs or comes to Buyer's attention in the course of Buyer's continuing investigation of Claremont, Sales and the Claremont Subsidiaries or in the course of Buyer's financing of the transactions contemplated hereby, or otherwise, if and to the extent that a result of the event or circumstance, or of Buyer's knowledge of the same, might be Buyer's failure to effect the Closing or a delay in respect thereof.

         6.2 EXPENSES. Whether or not the Closing occurs, all costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer except as otherwise provided in
Section 8.2.

         6.3 PUBLICITY. Prior to the first to occur of the termination of this Agreement and the second business day following the Closing Date, any news releases by Buyer pertaining to this Agreement or the Closing shall be submitted to Seller for review and approval prior to release and shall be released only in a form approved by Seller; PROVIDED, HOWEVER, that such approval shall not be unreasonably withheld or delayed.

         6.4 DISCLOSURE AMENDMENTS. Buyer shall notify Seller of any changes, additions or events that should, consistently with this Agreement, result in any amendment to Article IV of this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate amendments thereto. No notification made pursuant to this Section shall be deemed to cure any misrepresentation of any breach of warranty made in or in connection with this Agreement unless Seller specifically agrees thereto in writing.

         6.5 MAINTENANCE OF RECORDS. Buyer agrees to cause Sales, Claremont and the Claremont Subsidiaries to maintain for seven years after the Closing Date the books, records and other documents of Sales, Claremont, the Claremont Subsidiaries and their respective predecessors. Buyer agrees to afford to Seller and its accountants, legal counsel and other agents full access to such documents (to the extent that Seller can demonstrate a reasonable need for such access), during normal business hours, for seven years from the Closing Date.

         6.6 CONTINUATION OF EMPLOYEE BENEFITS. Buyer acknowledges and agrees that it presently intends, after the Closing Date, to cause Sales, Claremont and the Claremont Subsidiaries to provide their employees with benefit arrangements that are substantially equivalent in total to the employee benefit arrangements currently maintained by Seller for such employees.

                                   ARTICLE VII
                               CLOSING CONDITIONS

         7.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the Closing shall be subject to satisfaction or waiver of the following conditions on or prior to the Closing Date:

         (a) The representations and warranties of the Sell-Side Companies set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, without consideration of any further disclosures made pursuant to Section 5.5 of this Agreement, as of the Closing Date (as if made at such time), PROVIDED that, with respect to any representation or warranty that is qualified by a materiality standard, such representation and warranty shall be true and correct in all respects.

         (b) The Sell-Side Companies shall have performed the covenants and agreements required by this Agreement to be performed by them at or prior to the Closing.

         (c) Buyer shall have received from Seller an officers' certificate, executed by the president and the chief financial officer of Seller (in their capacities as such) and dated the Closing Date, confirming satisfaction of the conditions stated in subsections (a), (b), (i), (j), (k), (l), (n) and (o) of this Section.

         (d) Buyer shall have received an opinion letter of Seller's Counsel, dated the Closing Date, conforming to the provisions of Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.8 and 3.11(e) of this Agreement insofar as such provisions relate to matters of law as distinguished from matters of fact.

         (e) Buyer shall have executed and delivered definitive credit documentation with the parties that have provided the financing commitment described in Section 4.6 (or with other lenders satisfactory to Seller), and all of the conditions to funding contained therein shall have been satisfied.

         (f) Buyer shall have received certificates from each of the Sell-Side Companies, dated the Closing Date and signed by the secretary or an assistant secretary of such Sell-Side Company, certifying (i) that the attached copies of
(A) such Sell-Side Company's articles of incorporation and bylaws or certificate of formation and operating agreement, as the case may be, and (B) resolutions of the board of directors of Seller and of Seller as sole member-manager of Sales and Claremont adopted in connection with the transactions contemplated by this Agreement are all true, correct and complete and remain in full force and effect and (ii) as to the incumbency and specimen signature of each Person executing any of the Transaction Documents on behalf of any of the Sell-Side Companies.

         (g) Buyer shall have received certificates as of a recent date as to the existence of Sales, Claremont and each Claremont Subsidiary under the laws of its jurisdiction of organization.

         (h) Buyer shall have received the written resignations of the officers and directors of Sales, Claremont and the Claremont Subsidiaries requested by Buyer. Each such officer and director (whether or not resigning) shall have released Buyer, Sales, Claremont and the Claremont Subsidiaries from any liabilities (other than for salaries and employee benefits owed in the ordinary course of business).

         (i) All management bonus plans and programs that involve bonus payments to executives of Claremont and Sales shall have been terminated prospectively, with such termination to be effective on the Closing Date and with none of Buyer, Sales, Claremont or the Claremont Subsidiaries having any liability under any such plans or programs after the Closing Date.

         (j) Buyer shall have received the original books and records, and substantially all other documents related thereto, of Sales, Claremont and the Claremont Subsidiaries.

         (k) Sales, Claremont and the Claremont Subsidiaries shall have transferred the Retained Assets and the Retained Liabilities to other Persons.

         (l) Any and all applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated. There shall not be in effect any preliminary or permanent injunction or other order by any federal or state authority prohibiting the consummation of the transactions contemplated hereby.

         (m) Seller and Claremont shall have entered into a lease relating to certain office facilities located in Claremont, North Carolina which shall (1) provide for an initial term expiring December 31, 1999, (2) be renewable on a month-to-month basis, (3) include monthly rental payments of $5,000 and (4) otherwise be on terms and conditions satisfactory to Seller and Claremont.

         (n) Seller shall have entered into agreements extending through December 31, 2014 the initial terms or renewal terms of all leases of real property leased at the date hereof from any of its Affiliates for use as restaurants.

         (o) None of Sales, Claremont or any Claremont Subsidiary shall have any indebtedness for borrowed money.

         7.2 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to effect the Closing shall be subject to satisfaction or waiver of the following conditions on or prior to the Closing Date:

         (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, without consideration of any further disclosures made pursuant to Section 6.4 of this Agreement, as of the Closing Date (as if made at such time), PROVIDED that, with respect to any representation or warranty that is qualified by a materiality standard, such representation and warranty shall be true and correct in all respects.

         (b) Buyer shall have performed the covenants and agreements required by this Agreement to be performed by it at or prior to the Closing.

         (c) Seller shall have received from Buyer an officers' certificate, executed by the president and the secretary of Buyer (in their capacities as such) and dated the Closing Date, confirming satisfaction of the conditions stated in subsections (a), (b) and (g) of this Section.

         (d) Seller shall have received an opinion letter of Buyer's Counsel, dated the Closing Date, conforming to the provisions of Sections 4.1, 4.2, 4.3 and 4.4 of this Agreement insofar as such provisions relate to matters of law as distinguished from matters of fact.

         (e) Seller shall have received a certificate from Buyer, dated the Closing Date and signed by the secretary or an assistant secretary of Buyer, certifying (i) that the attached copies of (A) Buyer's articles of incorporation and bylaws and (B) resolutions of the board of directors of Buyer adopted in connection with the transactions contemplated by this Agreement are all true, correct and complete and remain in full force and effect and (ii) as to the incumbency and specimen signature of each Person executing any of the Transaction Documents on behalf of Buyer.

         (f) Buyer shall have received a certificate as of a recent date as to the existence of Buyer under the laws of its jurisdiction of organization.

         (g) Any and all applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated. There shall not be in effect any preliminary or permanent injunction or other order by any federal or state authority prohibiting the consummation of the transactions contemplated hereby.

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

         8.1 TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

         (a) by written consent of Buyer and Seller;

         (b) by either Buyer or Seller in the event of a material misrepresentation or material breach of warranty of the other party contained in this Agreement (which breach has not been cured, in the case of a breach of warranty, within fifteen days following receipt of written notice thereof by the breaching party);

         (c) by either Buyer or Seller in the event of a material breach of any covenant or agreement by the other party contained in this Agreement (which breach has not been cured within fifteen days following receipt of written notice thereof by the breaching party);

         (d) by Seller in the event that the Closing shall not have occurred by 11:59 P.M., Eastern time, on the 45th day following the date of this Agreement, PROVIDED that the nonoccurrence of the Closing by such time is not caused by a material misrepresentation or a material breach of this Agreement by Seller or solely because the condition set forth in Section 7.2(g) has not been satisfied;

         (e) by Buyer in the event that the Closing shall not have occurred by 11:59 P.M., Eastern time, on the 45th day following the date of this Agreement, PROVIDED that the nonoccurrence of the Closing by such time is not caused by a material misrepresentation or a material breach of this Agreement by Buyer or solely because the condition set forth in Section 7.1(l) has not been satisfied;

         (f) by Buyer in the event of a misrepresentation of Seller contained in
Section 3.10(c) of this Agreement or in the event of a material breach of the covenant contained in Section 5.2(b) of this Agreement (which breach has not been cured within three days following receipt of written notice thereof by the breaching party), PROVIDED that notice of such misrepresentation or of such uncured covenant breach, as the case may be, is received by Buyer by 5:00 P.M., Eastern time, on the twentieth day following the date of this Agreement;

         (g) by either Buyer or Seller in the event that the Closing shall not have occurred by 11:59 P.M., Eastern time, on the 90th day following the date of this Agreement if the condition set forth in Section 7.1(l) or 7.2(g) has not been satisfied by that time;

         (h) by either Buyer or Seller if the board of directors of Seller (or a committee of such board) makes a Fiduciary Determination.

         8.2 CONSEQUENCES OF TERMINATION.

         (a) In the event of the termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to
Section 8.1, this Agreement shall forthwith become void and of no effect, without any liability on the part of any party hereto, or its Affiliates, directors, officers, members or shareholders, other than pursuant to the provisions of this Article and of Sections 3.6, 4.5, 5.2(a) (last two sentences), 5.3 and 6.2, which shall survive such termination and abandonment; PROVIDED, HOWEVER, that termination of this Agreement pursuant to subsection
(b), (c) or (f) of Section 8.1 shall not relieve a party from liability for the misrepresentation or for the breach of warranty, covenant or agreement giving rise to termination. In the event of the termination of this Agreement by Seller pursuant to subsection (b) or (c) of Section 8.1, Buyer will pay to Seller, not later than ten days following delivery of notice of such termination to Buyer, the aggregate amount of Seller's reasonable and documented legal, investment banking, accounting and other out-of-pocket expenses incurred in pursuit of the transactions contemplated by this Agreement (whether incurred before or after the date hereof). In the event of the termination of this Agreement by Buyer pursuant to subsection (b) or (c) of Section 8.1, Seller will pay to Buyer, not later than ten days following delivery of notice of such termination to Seller, the aggregate amount of Buyer's reasonable and documented legal, investment banking, accounting and other out-of-pocket expenses incurred in pursuit of the transactions contemplated by this Agreement (whether incurred before or after the date hereof). In the event of a termination of this Agreement by Buyer or Seller pursuant to subsection (h) of this Agreement, Seller will pay to Buyer, not later than ten days following delivery of notice of such termination, as liquidated damages (and not as a penalty), $1,000,000 plus the aggregate amount of Buyer's reasonable and documented legal, accounting and other out-of-pocket expenses incurred in pursuit of the transactions contemplated by this Agreement (whether incurred before or after the date hereof). Any such payment shall be made by wire transfer of immediately available funds to an account designated for such purpose by the recipient in its notice of termination.

         (b) If in the event of a termination of this Agreement by Buyer pursuant to subsections (b), (c) or (e) and within six months following such termination Seller accepts a proposal made by a Person other than Buyer to acquire some or all of Claremont, Sales and the Claremont Subsidiaries, or a material portion of the assets thereof, or otherwise enters into an agreement to sell some or all of Claremont, Sales and the Claremont Subsidiaries, or a material portion of the assets thereof, to a Person other than Buyer (any of the foregoing being a "Subsequent Agreement"), and if the purchase price stated in the Subsequent Agreement assumes an enterprise value for Claremont, Sales and the Claremont Subsidiaries that exceeds the Purchase Price, and if the Person with whom the Subsequent Agreement is made is a Person with whom Seller or its agents discussed a purchase of Claremont, Sales and the Claremont Subsidiaries, or a material portion of the assets thereof, in person or by telephone prior to the date hereof, then Seller will pay to Buyer, not later than ten days following the date of the Subsequent Agreement, as liquidated damages (and not as a penalty), $1,000,000 plus the aggregate amount of Buyer's reasonable and documented legal, accounting and other out-of-pocket expenses incurred in pursuit of the transactions contemplated by this Agreement (whether incurred before or after the date hereof).

         8.3 AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         8.4 WAIVERS. To the extent permitted by applicable law, the Sell-Side Companies or Buyer at any time may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 SURVIVAL. Absent fraud, the representations, warranties, covenants, indemnities and other agreements of the parties made in and pursuant to this Agreement shall not survive the Closing, except for the covenants and agreements made in Sections 5.1, 5.2, 5.3, 5.4, 5.10, 5.11, 6.1, 6.2, 6.3 and 6.5, which, by their terms, are to be performed after the Closing Date.

         9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given if delivered personally or sent by facsimile transmission or by registered or certified mail (postage prepaid), addressed as follows (or to such other address for a party as shall be specified by like notice given at least seven days prior thereto):

         if to any or all of the Sell-Side Companies, then to:

                                    Mr. David R. Clark
                                    Fresh Foods, Inc.
                                    361 2nd Street, NW
                                    Hickory, NC 28601
                                    Fax: (828) 304-2330

         with a copy (which shall not constitute notice) to:

                                    Patrick Daugherty, Esq.
                                    McGuire, Woods, Battle & Boothe LLP
                                    Bank of America Corporate Center
                                    100 North Tryon Street, 29th Floor
                                    Charlotte, NC 28202
                                    Fax: (704) 373-8823

         if to Buyer, then to:

                                    CRG Holdings Corp.
                                    c/o Carousel Capital Partners, L.P.
                                    201 North Tryon Street, Suite 2450
                                    Charlotte, NC 28202
                                    Attention: Mr. Nelson Schwab III
                                    Fax: (704) 372-1040

         with a copy (which shall not constitute notice) to:

                                    Sean M. Jones, Esq.
                                    Kennedy Covington Lobdell & Hickman, L.L.P.
                                    Bank of America Corporate Center
                                    100 North Tryon Street, Suite 4200
                                    Charlotte, NC 28202
                                    Fax: (704) 331-7598

All such notices and communications shall be considered as having been duly given at the time delivered by hand, if delivered personally; when receipt confirmed, if sent by facsimile; and five business days after deposit in the mail, if sent by registered or certified mail.

         9.3 HSR ACT COMPLIANCE. Each of Buyer and Seller shall (a) make or cause to be made the filings required of such party or any of its Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (b) comply at the earliest practicable date with any request for further information or documents received by such party or any of its Subsidiaries from the Federal Trade Commission, the Department of Justice or any other governmental authority in respect of such filings or such transactions, including, without limitation, any request for additional information and documents under the HSR Act, and (c) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing (other than documents containing confidential business information, which need be shared only with legal counsel to the non-filing party) and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other governmental authority with respect to any such filing or any such transaction. Each party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any governmental authority regarding any such filings or any such transaction. Neither party shall independently participate in any meeting with any governmental authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such governmental authority, the opportunity to attend and participate. The parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act. Each of Buyer and Seller shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated by this Agreement.

         9.4 CERTAIN CLAIMS AND INSURANCE MATTERS. Seller covenants and agrees with Buyer that, immediately prior to the Closing, Seller will assign to Claremont, and Claremont will assume from Seller, any and all claims (whether or not in litigation) then pending or asserted against Seller to the extent, and only to the extent, that such claims arise from or relate to the acts or omissions of Claremont, Sales and the Claremont Subsidiaries prior to the Closing (and are not Retained Liabilities). Seller represents and warrants to Buyer that Seller has secured its obligations to its general liability insurer with respect to these and other claims by arranging a letter of credit in the amount of approximately $1.9 million. Buyer covenants and agrees with Seller that, prior to the Closing, Buyer will provide such insurer with collateral of its own on terms and conditions sufficient to cause such insurer to release the collateral arranged by Seller with respect to all claims to be assigned to and assumed by Claremont hereunder. The assignment, assumption, collateralization and release contemplated by this Section of the Agreement shall be documented on terms and conditions reasonably acceptable to Seller and Buyer. To the extent that any provision of this Section may be inconsistent with any other provision of this Agreement, the provision of this Section shall be the one that governs the rights and duties of the parties.

         9.5 MISCELLANEOUS. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between and among the parties, or any of them, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed by and construed in accordance with the laws of the State of North Carolina. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which together shall constitute one agreement. The Tax Agreement is integral to the transactions contemplated by this Agreement and shall be construed IN PARI MATERIA with this Agreement.

                        [SIGNATURES APPEAR ON NEXT PAGE]































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


IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first written above.

CLAREMONT RESTAURANT GROUP, LLC

By FRESH FOODS, INC.,
      its sole member-manager


      By /s/ David R. Clark
         -----------------------------
         David R. Clark
         President


FRESH FOODS SALES, LLC

By FRESH FOODS, INC.,
      its sole member-manager


      By /s/ David R. Clark
         -----------------------------
         David R. Clark
         President


FRESH FOODS, INC.


By /s/ David R. Clark
   -----------------------------
   David R. Clark
   President


CRG HOLDINGS CORP.

By /s/ Nelson Schwab III
   -----------------------------
      Nelson Schwab III
      President







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